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                                                                   Exhibit 99.28


SUPPLEMENTAL SCHEDULE -- CALCULATION OF RATIO OF PRO FORMA EARNINGS TO FIXED
                                   CHARGES



RATIO OF EARNINGS TO FIXED CHARGES (PRO FORMA COMBINED FOR AMERICAN SPECTRUM):

                                                   MINIMUM PRO FORMA                      MAXIMUM PRO FORMA
                                           ----------------------------------   -----------------------------------
                                            Year Ended     Three Months Ended     Year Ended     Three Months Ended
                                           December 31,        March 31,         December 31,        March 31,
                                              1999               2000               1999               2000
                                           ------------    ------------------    ------------    ------------------
Earnings:
 Pretax income (loss)                       $(10,928)        $ (453)             $(11,276)        $ (553)

Fixed Charges:
 Interest Expense                             12,715          3,644                14,101          4,046
 Interest factor of rental expense               107             10                   137             10
                                            --------         ------              --------         ------
     Total fixed charges                      12,852          3,654                14,238          4,056
     Total earnings                            1,924          3,201                 2,962          3,503
     Total fixed charges                      12,852          3,654                14,238          4,056
Ratio of earnings to fixed charges              0.15           0.88                  0.21           0.86
                                            --------         ------              --------         ------
Deficiency to cover fixed charges             10,928            453                11,276            553

Computation of Interest Factor
 of Rental Expense:
     Operating rental expense                    410             29                   410             29
     Interest factor                              33%            33%                   33%            33%
                                            --------         ------              --------         ------
       Total                                     137             10                   137             10
                                            --------         ------              --------         ------